FOR IMMEDIATE RELEASE

Contact:

James D. Moll	Timothy J. Peterson
Interim President and Chief Executive Officer	President and Chief Executive Officer
Wells Financial Corp.	St. James Federal Savings and Loan Association
(507) 553-3151	(507) 375-3177

WELLS FINANCIAL CORP. TO COMMENCE STOCK OFFERING IN CONNECTION
WITH PENDING CONVERSION MERGER WITH
ST. JAMES FEDERAL SAVINGS AND LOAN ASSOCIATION

Wells and St. James, Minnesota, May 22, 2015 — Wells Financial Corp. (“Wells”) (OTCQB: “WEFP”), the holding company for Wells Federal Bank, and St. James Federal Savings and Loan Association (“St. James”) jointly announced today that they have received regulatory approval for Wells to commence its stock offering in connection with the previously announced pending acquisition of St. James in a conversion merger transaction.

Wells is offering between 71,455 and 96,674 shares of common stock, subject to increase to up to 111,175 shares, for sale at a price of $27.36 per share.  On or about May 22, 2015, Wells will mail stock offering materials to eligible depositors and borrowers of St. James who have subscription rights to purchase shares in the subscription offering, and St. James will mail proxy solicitation materials to its members in connection with a Special Meeting of Members to be held on June 19, 2015 for the purpose of voting on the approval of the conversion merger transaction.  Any shares not sold in the subscription offering will be offered for sale in a concurrent community offering to the general public, with preference given first to certain residents of St. James, Minnesota or Watonwan County, Minnesota and then to stockholders of Wells as of the close of business on April 30, 2015.  The subscription offering and community offering will expire at 12:00 p.m., Central Time, on June 15, 2015, unless extended.  Any shares not sold in the subscription offering and in the community offering may be offered for sale in a syndicated community offering.

Information regarding the stock offering and voting by St. James’ members may be obtained by contacting the Stock Information Center at 1-(800) 979-4568 beginning May 26, 2015.  The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time.

Sterne, Agee & Leach, Inc. is assisting Wells on a best efforts basis, in selling its common stock in the subscription offering and community offering.

The completion of the conversion merger and the related stock offering is subject to the sale by Wells of a minimum of 71,455 shares of common stock, the receipt of final regulatory approval and the approval of St. James’s members and the satisfaction of other customary closing conditions.  The transaction is expected to close in the third quarter of 2015.

Advisors to Transaction

 Jones Walker LLP, Washington, D.C., served as legal counsel to Wells.  Lindquist & Vennum LLP, Minneapolis, Minnesota, served as legal counsel to St. James.  Certain legal matters will be passed upon for Sterne Agee & Leach, Inc. by Vedder Price P.C., Chicago, Illinois.  McAuliffe Financial, LLC, prepared the appraisal of the estimated market value of St. James.

About Wells Financial Corp.

Wells Financial Corp. is the bank holding company for Wells Federal Bank, a Minnesota-chartered, FDIC-insured bank.  Wells Federal Bank, originally chartered in 1934, operates from eight full-service offices in Faribault, Blue Earth, Nicollet, Freeborn and Steele Counties, Minnesota and one loan origination office in Dakota County, Minnesota.

About St. James Federal Savings and Loan Association

St. James Federal Savings and Loan Association, a federally-chartered, FDIC-insured mutual savings association, is a community-oriented financial institution operating from its sole office in St. James in Watonwan County, Minnesota.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the bank industry and, specifically, the financial operations, markets and products of Wells and St. James.  Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions.  These forward-looking statements involve certain risks and uncertainties.  In addition to factors identified elsewhere in this press release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the conversion merger, including approval by the members of St. James, on the expected terms and schedule; delay in closing the conversion merger, difficulties and delays in integrating the respective businesses of Wells and St. James or fully realizing expected cost savings and other expected benefits; business disruption following the conversion merger; changes in asset quality and credit risk; changes in interest rates and capital markets; inflation; customer acceptance of Wells’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to implement proposed integration plans; economic conditions and the impact, extent and timing of technological changes, capital management activities, and other actions of the FDIC and Federal Reserve Board and legislative and regulatory actions and reforms.  Wells and St. James undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Other Information

Wells has filed a registration statement relating to the shares of common stock with the Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by means of the written prospectus forming a part of the registration statement.

The directors and executive officers of St. James are participants in the solicitation of proxies in favor of the conversion merger from the members of St. James.  Information regarding this solicitation is contained in the proxy solicitation materials being mailed to the members of St. James.

The shares of common stock of Wells are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

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